POWER OF ATTORNEY
(Section 16(a) Reporting)
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an
officer, director or shareholder of Schnitzer Steel
Industries, Inc. (the "Company"), hereby constitutes and
appoints Tamara L. Lundgren, Stefano Gaggini, Mark
Schuessler and Joseph J. Bradley, and any one of them, the
undersigned's true and lawful attorney and agent to execute
in the undersigned's name any and all reports required to be filed under Section 16(a) of the Securities Exchange Act of
1934 with respect to equity securities of the Company, and
to file the reports with the Securities and Exchange
Commission and any applicable stock exchange.
This power of Attorney revokes all prior Powers of Attorney relating to reporting under Section
16(a) and shall remain in effect until revoked by a subsequently filed instrument.
DATED: July 5, 2023
/s/ Brian Souza